Ex-99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 71 to Registration Statement No. 033-58846 on Form N-1A of our report dated December 21, 2011, relating to the financial statements and financial highlights of Lord Abbett Securities Trust (the “Trust”), specifically Lord Abbett Growth Leaders Fund, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2011.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” “Financial Statements” and “Fund Portfolio Information Recipients” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
November 23, 2012